ADDENDUM TO THE DERIVATIVE TRANSACTIONS MASTER AGREEMENT entered into on May 29, 2015 by and between:

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO

(“PARTY A”)

And

AEROINVEST, S.A. DE C.V.

(“PARTY B”)

WITH THE APPEARANCE OF COMPANIES ICA, S.A.B., DE C.V., CONSTRUCTORA ICA, S.A. DE C.V., CONTROLADORA DE OPERACIONES DE INFRAESTRUCTURA, S.A. DE C.V., AND INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V., IN THEIR CAPACITY AS JOINT AND SEVERAL OBLIGORS.

(“JOINT AND SEVERAL OBLIGORS”)

The terms in capital letters and not otherwise defined in this Addendum shall have the meaning set forth in the Master Agreement. This Addendum is an integral part of the Master Agreement.

(a) Representations.

Name and signature of the people authorized to enter into Transactions:

Party A:

The ones set forth in Exhibit I

Party B:

Alonso Quintana Kawage                     _______

Victor Humberto Bravo Martin            _______

Gabriel de la Concha Guerrero              [illegible signature]

Marcelo Rossetto Armida                     _______

Diego Quintana Kawage                      _______

Rodrigo Antonio Quintana Kawage      _______

Name and signature of the people authorized to confirm Transactions:

Party A:

The ones set forth in Exhibit I

Party B:

Alonso Quintana Kawage                _______

Victor Humberto Bravo Martin          _______

Gabriel de la Concha Guerrero          [illegible signature]

Marcelo Rossetto Armida                 _______

Diego Quintana Kawage                   _______

Rodrigo Antonio Quintana Kawage    _______

Transactions entered into due to a power of attorney, or as trustee:

Party A:        N/A

Party B:        N/A

(b) Additional Representations.

Party A and Party B:    The Parties know and acknowledge that an effective sale of Shares for calculating the Replacement Value may cause a decrease in the price thereof, with its effect in the Replacement Value.

Each one of the Joint and Several Obligors represent, both in the date of this Agreement and in each date they enter into a Transaction:

(i) That it is duly incorporated and existent under the laws of its jurisdiction of incorporation, and its corporate purpose allows it to enter into this Agreement and comply with its obligations under such agreement;

(ii) That its representatives have sufficient authorities to bind it in terms of this Agreement, which have not been revoked or modified;

(iii) That this Agreement and the Transactions, do not infringe any provision, whether legal or contractual, authorization, license, judgment, award, or resolution of any nature, that is applicable or binding to it, except for breaches not causing or that could not reasonably cause a Material Adverse Change; and the obligations arising thereof are valid and enforceable against it pursuant to its terms, except such enforceability may be limited pursuant to the Commercial Insolvency Law (Ley de Concursos Mercantiles) and other similar laws generally affecting creditors’ rights;

(iv) That it has not incurred in an Early Termination Event;

(v) It has submitted all Tax Returns that it is required to submit pursuant to the applicable tax laws, and, to the extent it has been required to pay any Tax, it has made the relevant payments, pursuant to such tax returns or any payment request received from a competent Government Authority, except for Taxes that (i) must be paid as of the date of this Agreement and whose lack of payment does not result, nor could it be reasonably expected to result, in a Material Adverse Change, and (ii) have been challenged in good faith through the proper proceedings, and of which it maintains, pursuant to the Accounting Principles, the relevant appropriate reserves;

(vi) That there is no action, trial, or proceeding of any nature, pending or in process before any court, arbitrator, or government agency, which results in, or could have as consequence, a Material Adverse Change, or that affects the legality, validity, or enforceability of this Agreement;

(viii) That the financial, accounting, and legal information delivered to the Party A, exactly and correctly reflects its economic and legal condition, provided that, regarding the pro-forma, projected, or estimated financial information; the Party A acknowledges that such information has been prepared in good faith based in the assumptions contained therein, but the Joint and Several Obligor may not offer certainty that the assumptions or projections contained in such information will occur as set forth in such information;

(viii) That it is its will to enter into this Agreement as joint and several obligor of the Party A as set forth in this Agreement and in the Loan Agreement, stating for such purposes that it knows the legal implications of the obligations imposed to it by such modality.

(c) First Clause.

Calculation Agent: Party A

Determined Financial Agreement:

Party A:           N/A

Party B:           Any derivative transaction entered into by the Party B, any of its Guarantors, or Specified Entities.

Determined Indebtedness:

Party A:           Shall have the meaning set forth in the First Clause of the Master Agreement.

Party B:          Any obligation or liability arising from loans or credits received, or from financial transactions, whether current or future, principal or contingent (including guarantees), and any other type of obligation or liability of any nature acquired prior to the execution of this Agreement, or acquired in the future.

Specified Entities:

Party A:             N/A

Party B:           Empresas ICA, S.A.B., de C.V., Constructora ICA, S.A. de C.V., Controladora de Operaciones de Infraestructura, S.A. de C.V., and Ingenieros Civiles Asociados, S.A. de C.V.

Early Settlement Currency:

Shall have the meaning set forth in the First Clause of the Master Agreement.

(d) Third Clause.

Place of Payment and accounts:

Party A:

Dollars:

Place of Payment: New York, N.Y., USA

Accounts:

Bank:	JP Morgan Chase Bank, N.A.
A.B.A.:	021 000 021
Account:	400047144
Beneficiary:	Banco Santander (Mexico), S.A. Institución de Banca Multiple, Grupo Financiero Santander, Mexico
Reference:	Derivatives Deparment MDR

Pesos:

Place of Payment: Mexico, Federal District

Accounts:

Bank:	Banco Santander (Mexico), S.A. Institución de Banca Multiple, Grupo Financiero Santander, Mexico

Intitution No.

(SPEUA):	40014
Account:	227 700 014 5
SWIFT:	BMSXMXMM
Beneficiary:	Banco Santander (Mexico), S.A. Institución de Banca Multiple, Grupo Financiero Santander
Reference:	Derivatives Department MDR

Party B:

Pesos:

Place of Payment:

They deliver a Settlement Instructions letter.

The Party “B” expressly authorizes the Party “A” to charge and to instruct the institutions maintain the above accounts to make the necessary charges to settle the Transactions in the account or accounts appointed by Party “B” and those appointed subsequently.

Business Days: Modified Next Business Day.

(e)	Fourth Clause.

Exceptions to the compensation:

Party A: No exceptions to the compensation.

Party B: No exceptions to the compensation.

(f)	Fifth Clause.

Information to deliver:

Party A and Party B         Copy of the certificate of incorporation with data of the registration before the Public Registry of Commerce.

Copy of the public instrument containing the by-laws in force.

Copy of the public instrument containing the powers of attorney in force for management acts of the legal representatives executing the Agreement, with data of the registration before the Public Registry of Commerce.

Copy of the public instrument containing the powers of attorney in force for management acts of the legal representatives confirming the Transactions, with data of the registration before the Public Registry of Commerce.

Copy of the tax identification number.

Copy of the official ids in force of the people executing this Agreement and of the people authorized to enter into and confirm the Transactions.

Copy of proof of address.

Each one of the Joint and Several Obligors:

Prior to the execution of the Agreement:

Copy of the certificate of incorporation with data of the registration before the Public Registry of Commerce.

Copy of the public instrument containing the by-laws in force, which include in the corporate purpose the possibility of becoming a joint and several obligors, with data of the registration before the Public Registry of Commerce.

Copy of the public instrument containing the powers of attorney in force for management acts of the legal representatives executing the Agreement, with data of the registration before the Public Registry of Commerce, as applicable.

Copy of the tax identification number.

Copy of the official ids in force of the people executing this Agreement.

Copy of proof of address of no more than 3 months old.

Copy of the corporate authorizations authorizing it to enter into this Agreement.

Additional Obligations:

Party A:                                                        N/A

Party B and Joint and Several Obligors:	Agree to obtain a permit from the Party A prior to the sale of any asset of the Party A and of the Joint and Several Obligors.

The Joint and Several Obligors may not execute or establish agreement that prevent, prohibit, or restrict, the Party B from receiving dividends or obtaining resources, restricting payment of the obligations arising from this Agreement.

(g)	Seventh Clause

Amount regarding Clause 7.6:

Party A:          The amount equal to three percent (3%) of the shareholders’ equity of the Party A, pursuant to its last audited financial statements.

Party B:           $20,000,000.00 (Twenty million Pesos, 00/100 National Currency)

Amount regarding Clause 7.7.2:

Party A:          The amount equal to three percent (3%) of the shareholders’ equity of the Party A, pursuant to its last audited financial statements.

Party B:           $20,000,000.00 (Twenty million Pesos, 00/100 National Currency)

Other Early Termination causes for Circumstances Attributable to the Parties:

Party A: N/A

Party B:           When there is a “Change of Control” regarding the Party B, any of its Guarantors, or Specified Entities, whether as a result of a sale of shares, increases or decreases of capital stock, merger, spin-off, or any other form of corporate restructuration. For the purposes of this provision, “Change of Control” means that the “Control Group” loses the right to appoint the majority of the members of the board of directors, and “Control Group” means the group of shareholders that at the execution time of this

Agreement, own (directly or indirectly) sufficient shares with voting rights to appoint the majority of the board of directors members.

(h)	Eight Clause

Other Early Termination causes for Objective Circumstances:

N/A.

(i)	Tenth Clause

Source for exchange rate (Clause 10.3):

Spot exchange rate as set forth in Clause 10.3 of the Master Agreement.

(j)	Eleventh Clause

Default Interest Rate:

Pesos:	The Interbank Equilibrium Interest Rate (“TIIE”, for its acronym in Spanish) or the one substituting it, by one point five (1.5), at the shortest term, that the Mexican Central Bank publishes in the Federal Official Gazette or other means, on the day in which such amount is payable.

Dollars:	The London Interbank Offered Rate, plus five (5) points, at a term of (1) month, published in the BBAM page of the Bloomberg system (or any other page replacing it), or in its absence, the one published in the LIBOR01 page of the Reuters U.S. Domestic Money Service, broadcasted through the Reuters monitoring system (or any other page replacing it).

(k)	Eighteenth Clause

Addresses:

Party A:                           Prolongación Paseo de la Reforma No. 500

Module 110, 1 Floor
Colonia Lomas de Santa Fe
01219 Mexico, Federal District
Attention: Executive Deparment of Transactions
Telephone: 5257 8000 Ext. 47187 and 47188
Fascimil: 5257 8022

Party B:                            Blvd. Manuel Avila Camacho No. 36, Floor 15

Colonia Lomas de Chapultepec
Miguel Hidalgo District
Zip Code 11000, Mexico, Federal District

(l)	Twentieth First Clause- Joint and Several Obligation

In terms of articles 1987, 1988 and other applicable articles of the Federal Civil Code, as well as the correlative articles of the Civil Codes of the other States of Mexico and the Federal District, each one of the Joint and Several Obligors, jointly and severally assume the obligation of performing each and any payment payable by the Party B pursuant to this Agreement, including, but not limited to, payment of differences, interest, commissions, expenses, legal costs, costs for partial and/or total termination of the Transactions and other payments payable by the Party B; therefore the Party A may demand payment of such amounts indistinctly to Party B or the Joint and Several Obligor, or both, individually or jointly.

The joint and several obligation assumed in this Clause does not, nor it shall, imply an extinguishment, decrease, release, amendment, or transfer of the obligations of the Party B in this Agreement, nor an order to demand compliance of such obligations or a goods excussion so that the Party B or the Joint and Several Obligor, answers thereof.

The joint and several obligation shall survive entirely until the Party A is paid every amount owed to it due to the obligations contracted by the Party B in this instrument, including its ancillaries and other legal consequences, therefore the Parties agree that there shall not be a decrease in the guarantee for decrease of debts, and the Joint and Several Obligor expressly waives to such right.

The Parties sign this Addendum to the Master Agreement in two (2) counterparts on May 29, 2015.

BANCO SANTANDER (MEXICO), S.A., INSTITUCIÓN DE BANCA MULTIPLE, GRUPO FINANCIERO SANTANDER MEXICO	AEROINVEST, S.A. DE C.V.
Name: Title: Attorney-in-Fact	Name: Title: Attorney-in-Fact
Name: Title: Attorney-in-Fact	Name: Title: Attorney-in-Fact
JOINT AND SEVERAL OBLIGORS EMPRESAS ICA, S.A.B. DE C.V.
Name: Title: Attorney-in-Fact
Name: Title: Attorney-in-Fact
CONSTRUCTORA ICA, S.A. DE C.V.
Name: Title: Attorney-in-Fact
Name: Title: Attorney-in-Fact
BANCO SANTANDER (MEXICO), S.A., INSTITUCIÓN DE BANCA MULTIPLE, GRUPO FINANCIERO SANTANDER MEXICO	AEROINVEST, S.A. DE C.V.
Name: Alfonso Vázquez Moreno Title: Attorney-in-Fact	[illegible signature] Name: Victor Humberto Bravo Martin Title: Attorney-in-Fact
Name: Francisco Mejia Ortega Title: Attorney-in-Fact

JOINT AND SEVERAL OBLIGORS EMPRESAS ICA, S.A.B. DE C.V.
[illegible signature] Name: Alonso Quintana Kawage Title: Attorney-in-Fact
CONSTRUCTORA ICA, S.A. DE C.V.
[illegible signature] Name: Victor Humberto Bravo Martin Title: Attorney-in-Fact
CONTROLADORA DE OPERACIONES DE INFRAESTRUCTURA, S.A. DE C.V.
[illegible signature] Name: Victor Humberto Bravo Martin Title: Attorney-in-Fact
INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V.
[illegible signature] Name: Victor Humberto Bravo Martin Title: Attorney-in-Fact